Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 3, 2021 with respect to the consolidated financial statements of Novitium Pharma LLC for the twelve months ended December 31, 2020. We hereby consent to the incorporation by reference of said report in the Registration Statement of ANI Pharmaceuticals, Inc. on Form S-3 (File No. 333-239771).

/s/ Ram Associates

Hamilton, NJ

November 3, 2021